EXHIBIT 21.1


              SUBSIDIARIES OF SUMMIT PROPERTIES PARTNERSHIP, L.P.

 1. Summit Management Company, a Maryland corporation
 2. Stony Point/Summit Limited Partnership, a Virginia limited partnership
 3. Summit/Belmont Limited Partnership, a Virginia limited partnership
 4. Hampton/McGuire Limited Partnership, a Florida limited partnership
 5. Henderson/McGuire Partners (Limited Partnership), a Delaware limited partnership
 6. McGregor/McGuire Limited Partnership, a Florida limited partnership
 7. Summit American Associates, a Florida limited partnership
 8. Portofino Place, Ltd., a Florida limited partnership
 9. Sand Lake Joint Venture, a Florida general partnership
10. Foxcroft East Associates, a North Carolina limited partnership
11. Summit Stonefield, LLC, a Pensylvania limited liability company
12. Summit Southwest, L.P., a Delware limited partnership